Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-132237

PROSPECTUS SUPPLEMENT NO. 44

DATED AUGUST 4, 2008

(To Prospectus Dated June 23, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

4,605,016 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 23, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 43 thereto dated July 14, 2008, Supplement No. 42 thereto dated June 24, 2008, Supplement No. 41 thereto dated June 6, 2008, Supplement No. 40 thereto dated May 16, 2008, Supplement No. 39 thereto dated April 21, 2008, Supplement No. 38 thereto dated April 17, 2008, Supplement No. 37 thereto dated February 15, 2008, Supplement No. 36 thereto dated February 7, 2008, Supplement No. 35 thereto dated January 28, 2008, Supplement No. 34 thereto dated January 23, 2008, Supplement No. 33 thereto dated December 31, 2007, Supplement No. 32 thereto dated December 11, 2007, Supplement No. 31 thereto dated November 2, 2007, Supplement No. 30 thereto dated October 26, 2007, Supplement No. 29 thereto dated October 25, 2007, Supplement No. 28 thereto dated October 9, 2007, Supplement No. 27 thereto dated October 4, 2007, Supplement No. 26 thereto dated September 21, 2007, Supplement No. 25 thereto dated September 12, 2007, Supplement No. 24 thereto dated September 6, 2007, Supplement No. 23 thereto dated August 24, 2007, Supplement No. 22 thereto dated August 15, 2007, Supplement No. 21 thereto dated June 29, 2007, Supplement No. 20 thereto dated June 14, 2007, Supplement No. 19 thereto dated May 15, 2007, Supplement No. 18 thereto dated April 19, 2007, Supplement No. 17 thereto dated March 28, 2007, Supplement No. 16 thereto dated March 2, 2007, Supplement No. 15 thereto dated February 14, 2007*, Supplement No. 14 thereto dated January 29, 2007, Supplement No. 13 thereto dated January 19, 2007, Supplement No. 12 thereto dated December 29, 2006, Supplement No. 11 thereto dated December 14, 2006, Supplement No. 10 thereto dated November 15, 2006, Supplement No. 9 thereto dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated October 20, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1 through 43 thereto. The Prospectus relates to the public sale, from time to time, of up to 4,605,016 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1 through 43.

This prospectus supplement includes the attached Schedule 14A—Definitive Proxy Statement for the 2008 Special Shareholders Meeting of the Company filed on July 30, 2008 and a Form 8-K filed on August 1, 2008 by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 23, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 4, 2008.

*The prospectus supplement dated February 14, 2007 was misnumbered and should have been prospectus supplement no. 15.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACCENTIA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACCENTIA BIOPHARMACEUTICALS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 26, 2008

To the Shareholders of Accentia Biopharmaceuticals, Inc.:

You are cordially invited to attend a special meeting of shareholders of Accentia Biopharmaceuticals, Inc. (the “Company”), which will be held at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, on August 26, 2008 at 11:30 a.m., local time, and any adjournments or postponements thereof for the following purpose:

1.	To approve the potential issuance of shares of the Company’s common stock, par value $0.001 per share, exceeding 19.99% of the number of shares outstanding on June 17, 2008, upon the conversion of convertible debentures and the exercise of warrants issued in a private placement financing for the purpose of complying with a Securities Purchase Agreement, dated June 17, 2008, among the Company and the investors in the private placement and the rules governing the NASDAQ Capital Market; and

2.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on July 11, 2008, will be entitled to vote at the special meeting. Information relating to the matters to be considered and voted on at the special meeting is set forth in the proxy statement accompanying this notice.

Please read the proxy statement and vote your shares as soon as possible. To ensure your representation at the special meeting, please complete, date, sign, and return the enclosed proxy, even if you plan to attend the special meeting. A proxy and a self-addressed stamped envelope are enclosed. If you attend the special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

July 28, 2008

ACCENTIA BIOPHARMACEUTICALS, INC.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Accentia Biopharmaceuticals, Inc. (the “Company”, “our Company”, or “we”) for use at the Company’s Special Meeting of Shareholders (the “Meeting”) to be held on August 26, 2008 at 11:30 a.m., local time, at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and any adjournments or postponements of the Meeting.

On or about August 4, 2008, this Proxy Statement and the accompanying proxy forms are first being mailed to shareholders entitled to vote at the Meeting.

ABOUT THE MEETING

Why am I receiving these materials?

At the Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement. We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock (the “Common Stock”) outstanding as of the close of business on July 11, 2008 (the “Record Date”) will be entitled to vote at the Meeting. Each shareholder is entitled to one vote for each share of Common Stock he or she held on the Record Date.

Who can attend the Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Meeting.

What constitutes a quorum?

A majority of the 49,930,923 shares of Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. With regard to non-routine matters (such as Proposal 1), broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. Abstentions will not be counted toward the tabulation of votes. Once a share is represented at the Meeting, it will be deemed present for quorum purposes throughout the Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Shareholders who own shares registered directly with the Company’s transfer agent on the close of business on July 11, 2008 can appoint a proxy by mailing their signed proxy card in the enclosed envelope or by transmitting voting instructions over the Internet or by telephone. Any such shareholder who wishes to vote via the Internet can do so by accessing www.proxyvote.com with his or her proxy card in hand, and any such shareholder who wishes to vote by telephone should call 1-800-690-6903 with his or her proxy card in hand. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Meeting. Presence at the Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to James A. McNulty, Secretary, Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

What am I voting on?

You are voting on one proposal:

Approval of the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on June 17, 2008 pursuant to the terms of the Securities Purchase Agreement relating to the private placement financing in June 2008.

What are the Board’s recommendations?

The Board recommends a vote for the approval of the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on June 17, 2008 pursuant to the terms of the Securities Purchase Agreement relating to the private placement financing in June 2008.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes. Abstentions will not be counted towards the vote total for each proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give your broker instructions, the shares will be treated as broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Provided that a quorum is present at the Meeting, the affirmative vote of a majority of the shares cast upon proposal 1 will be required to approve the potential issuance of shares of the Company’s Common Stock exceeding 19.99% of the Common Stock outstanding on June 17, 2008, pursuant to the terms of the Securities Purchase Agreement relating to the private placement financing in June 2008.

Are there any other items that are to be discussed during the Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Meeting. If other matters are properly brought before the Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

ADP Investor Communication Services will count the vote and will serve as the inspector of the election at the Meeting.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling the Company at (813) 864-2554 or by sending a written request addressed to the Company, Attention: Secretary, 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

PROPOSAL 1 – APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK EXCEEDING

19.99% OF THE COMMON STOCK OUTSTANDING ON JUNE 17, 2008 UPON

CONVERSION OF DEBENTURES AND EXERCISE OF WARRANTS

Introduction

In a June 2008 private placement financing transaction by the Company (the “Private Placement”), the Company entered into a Securities Purchase Agreement with certain institutional investors (the “Investors”) under which the Company issued to such Investors 8% Original Discount Secured Convertible Debentures due May 31, 2011 in the aggregate principal amount of $8,906,098 (the “Debentures”) and Common Stock Purchase Warrants to purchase shares of the Company’s Common Stock (the “Warrants”). The Private Placement closed on June 17, 2008.

Description of the Private Placement

The following descriptions summarize the material terms of the Private Placement; however, shareholders are urged to carefully read the forms of the Debentures and Warrants which are attached to the Form 8-K filed by the Company on June 18, 2008.

The Debentures were issued pursuant to a Securities Purchase Agreement, dated June 17, 2008, among our Company and the Investors. The principal purposes of the Private Placement were to strengthen our cash position, support ongoing clinical development programs, and continue our strategy of acquiring late-stage drug candidates. The Private Placement resulted in gross proceeds of $8.1 million before placement agent fees and other expenses associated with the transaction.

The Debentures were issued at an 8% original issue discount with monthly interest commencing one year from closing and bear interest at an annual rate of 8%. After transaction costs, fees and the 8% original issue discount, the net proceeds to the Company are estimated to be $7.5 million which will be used to support development, regulatory and partnering strategies for SinuNase™ and Revimmune™ and support general operations.

The Debentures are convertible into the Company’s common stock at $1.10 per share (the “Conversion Price”) and, provided certain conditions are satisfied, the Company may, at its option, redeem the Debentures for an amount equal to 110% of the then outstanding principal. Commencing six months after closing, the Debentures will be amortized through thirty equal monthly payments. All principal amortization payments and monthly interest payments will be made in cash or the Company may elect to make the payments in shares of its common stock. The Company’s ability to pay interest with shares of Company common stock is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of redemption amount unless the shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements. Any payment in common stock may not exceed 15% of the total dollar traded volume in the applicable stock for the 20 days trading days prior to the amortization payment. Any common stock delivered in satisfaction of an amortization payment will be valued at the lesser of (i) the conversion price or the exchange price, as the case may be, in effect at the time of the amortization payment or (ii) 90% of the average of the daily volume weighted average price of the shares for the 20 trading days prior to the amortization payment date.

As a part of the Private Placement, the Company issued Warrants to the purchasers of the Debentures giving them the right to purchase 2,979,495 shares of the Company’s common stock at an exercise price of $1.21 per share. The Warrant exercise prices are subject to adjustment for stock splits, stock dividends, and the like. In connection with the Private Placement, the Company also issued to the placement agent for the transaction warrants to purchase 372,437 shares of Company common stock at an exercise price of $1.21 per share. All of the Warrants (including the warrants granted to the Placement Agent) will expire on June 17, 2014.

As a part of the Private Placement, the Company entered into agreements with Purchasers who are also investors in the Company’s private placements dated September 29, 2006, February 28, 2007, and January 18, 2008 (the “Prior Financings”), whereby the conversion price of any 8% Convertible Debenture and/or Preferred Series A-1 stock was adjusted to $1.25 per share. The exercise price of any warrant issued to any such Purchaser in any Prior Financings was adjusted to $1.50 per share.

At any time beginning on the first anniversary of the effectiveness of a registration statement covering the resale of the shares of Company common stock issuable upon conversion of the Debentures, the Company may redeem, subject to specified conditions and upon 20 trading days’ written notice, any or all of the outstanding Debentures for a redemption price of cash of 110% of par plus accrued and unpaid interest on the Debentures to be redeemed.

In the event that the Company issues or grants in the future any rights to purchase any of the Company’s common stock, or other security convertible into the Company’s common stock, for an effective per share price less than the Conversion Price or in the instance of warrants the Exercise Price then in effect, the conversion price of all unconverted Debentures and the Exercise Price of all unexercised Warrants will be decreased to equal such lower price. The above-described adjustments to the Conversion Price and Exchange Price for future stock issuances by the Company will not apply to certain exempt issuances, including stock issuances pursuant to employee stock option plans and strategic transactions.

From and after an event of default as defined under the Debentures and for so long as the event of default is continuing, the Debentures will bear default interest at a rate of 18% per annum. Additional penalties and liquidated damages will be due in the event the Company breaches certain provisions of the documents including failure to file and effect a registration statement required.

In connection with the Private Placement, the Company and the purchasers of the Debentures have entered into a Security Agreement under which the obligations pursuant to the Debentures and other transaction documents are secured by a first lien in the Company’s SinuNase and Revimmune products, including intellectual property.

Unless and until shareholder approval of the Private Placement is obtained by the Company, the aggregate number of shares of the Common Stock of the Company issuable upon the conversion of any of the Debentures and upon the exercise of any of the Warrants is limited to 19.99% of the number of shares of Company common stock outstanding on the date of the closing of the Private Placement. The Company has agreed to schedule a Special Meeting of Shareholders to make a proposal for shareholder approval of the Private Placement no later than September 1, 2008.

In connection with the Private Placement, the Company and the purchasers of the Debentures entered into a Registration Rights Agreement under which the Company is required, on or before July 18, 2008, to file a registration statement with the SEC covering the resale of the shares of Company common stock issuable pursuant to the Debentures and Warrants, or the maximum portion of such issuable shares allowable pursuant to SEC Guidance, and to use its best efforts to have the registration declared effective at the earliest date (but in no event later than 60 days after filing if there is no SEC review of the registration statement, or 180 days after filing if there is an SEC review). The Company shall not be required to maintain the effectiveness, or file another Registration Statement pursuant to the Registration Rights Agreement with respect to any shares that are not subject to the current public information requirement under Rule 144 and that are eligible for resale without volume or manner-of-sale restrictions without current public information pursuant to Rule 144 The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed or does not become effective on a timely basis.

Dollar Value of Underlying Securities and Potential Profits on Conversion

The following table sets forth the potential profit to be realized upon conversion of the Debentures based on the conversion price at June 20, 2008 and the closing price of our Common Stock on June 20, 2008 (the date the Debentures were issued). As indicated below, although the original conversion price of the Debentures on June 20, 2008 exceeded the market price of our Common Stock on that date, the original issue discount applicable to certain Debentures resulted in a discount to the closing date market price based on cash invested.

Potential Profit from Conversion of Convertible Debentures

Market price per share at June 20, 2008	$1.07
Conversion Price per share at June 20, 2008	$1.10
Total shares underlying Debentures based on conversion price	8,096,453
Aggregate market value of underlying shares based on market price as of June 20, 2008	$8,663,205
Aggregate conversion price of underlying shares	$8,906,098
Original issue discount to Selling Shareholders	$712,483
Aggregate cash purchase price for Debentures	$8,193,615
Total discount to market price of underlying shares after taking into account original issue discount	$469,590

With respect to the Warrants issued in the Private Placement, the exercise price of the Warrants was $1.21 per share, and therefore the Warrants were granted at a premium (not discount) to the market value of our Common Stock on the date of the closing of the Private Placement.

Net Proceeds from Private Placement of Debentures

The following table sets forth the gross proceeds received from the Private Placement of the Debentures and calculates the net proceeds from the Private Placement of the Debentures after deduction of the anticipated payments pursuant to the Debentures and the other Private Placement documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change in control. The net proceeds assumes that all interest and principal will be paid in cash notwithstanding that we may pay interest and principal in shares of our common stock under specified circumstances, as described above. The interest amount reflected below assumes that all payments are made when due without any event of default, and the table assumes that none of the Debentures are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 85% of the gross proceeds.

Gross Proceeds	$8,193,615
Approximate Aggregate Interest Payments	$550,000
Approximate Transaction Costs (including Placement Agent Fees)	$700,000
Net Proceeds	$6,943,615

Other Information

We currently intend, and we have a reasonable basis to believe that, we will have the financial ability to make all payments on the Debentures when they are due.

We have not received any information from the Investors indicating that any Investor has an existing short position in our Common Stock.

Other than with respect to the Prior Transactions (as described above), we have not had any material relationships or arrangements with any of the Investors, their affiliates, or any person with whom any Investor has a contractual relationship regarding the Private Placement (or any predecessors of those persons).

NASDAQ Shareholder Approval Requirements

The Common Stock is traded on the NASDAQ Capital Market under the symbol “ABPI.” Consequently, the Company is subject to the NASDAQ Marketplace Rules (the “Marketplace Rules”). Although the issuance of the Debentures and Warrants did not require shareholder approval under Florida law, the Company’s articles of incorporation or bylaws, or the Marketplace Rules, the issuance of shares of Common Stock (upon exercise or conversion of the Debentures and Warrants) exceeding 19.99% of the Company’s Common Stock issued and outstanding on June 17, 2008 does require shareholder approval under Marketplace Rule 4350(i)(1)(D).

Marketplace Rule 4350(i)(1)(D) requires NASDAQ -listed issuers to obtain shareholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer’s common stock. For purposes of Rule 4350(i)(1)(D), the (i) outstanding common stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance and (ii) market value of the issuer’s common stock is deemed to be the closing bid price of the issuer’s common stock immediately prior to entering into such binding agreement.

Marketplace Rule 4350(i)(1)(D) is applicable to the Private Placement because, in the Private Placement, the Company became bound to issue the Debentures and Warrants on the date of closing. The closing bid price per share of the Common Stock immediately prior to the closing was $1.07, which price is greater than the book value of the Common Stock. Although the conversion price of the Debentures and the exercise price of the Warrants are initially above the market value of the Common Stock on the date of issuance, both the conversion price of the Debentures and the exercise price of the Warrants are subject to anti-dilution adjustment provisions, as described above, that could reduce the effective conversion price or exercise price to less than the market value of the underlying Common Stock on the date of issuance. Moreover, the Company could also be deemed to issue its Common Stock at less than market value in violation of Marketplace Rule 4350(i)(1)(D) if the Company issues Common Stock in the future in lieu of cash dividends or in redemption of principal under the Debentures as permitted by the Debentures. Furthermore, the aggregate number of shares of Common Stock currently issuable upon conversion of the Debentures and exercise of the Warrants (without regard to any restrictions on such conversion or exercise), 11,448,386, exceeds 20% of the 47,683,888 shares of Common Stock outstanding on June 20, 2008, the date of the closing. In the Private Placement, the Company could potentially issue shares of Common Stock representing greater than 20% of the Company’s outstanding Common Stock and voting power for a price less than the greater of book or market value of the Common Stock. Accordingly, in order to comply with Marketplace Rule 4350(i)(1)(D), the Company must obtain shareholder approval before issuing shares of Common Stock upon conversion of the Debentures or exercise of the Warrants in excess of 19.99% of the Common Stock issued and outstanding on June 20, 2008.

To comply with Marketplace Rule 4350(i)(1)(D), we agreed in the Securities Purchase Agreement that we would hold a meeting of shareholders on or before September 1, 2008 for the purpose of obtaining shareholder approval authorizing the issuance of shares in excess of 19.99% of the Common Stock issued and outstanding on June 17, 2008. In addition, the Debentures and Warrants provide that if the Company has not obtained shareholder approval authorizing the issuance of shares in excess of 19.99% of the Common Stock issued and outstanding on June 20, 2008, then the Company may not issue an aggregate amount of shares in excess of 19.99% upon conversion or exercise of the Debentures and Warrants.

Effect of Shareholder Approval of Proposal 1

If the shareholders approve Proposal 1, then (i) the Company shall have obtained shareholder approval in satisfaction of Marketplace Rule 4350(i)(1)(D); (ii) the Company’s shareholders shall have authorized the issuance upon conversion of the Debentures and exercise of the Warrants of shares of Common Stock in excess of 19.99% of the shares of Common Stock issued and outstanding as of June 20, 2008; and (iii) the Company will be permitted to issue such shares of Common Stock upon conversion of the Debentures and exercise of the Warrants.

Conversion of the Debentures benefits the Company and its shareholders because, to the extent the outstanding principal amount of the Debentures is converted into shares of Common Stock, the Company is no longer obligated to pay such principal or interest otherwise due thereon, and the Company’s outstanding debt and interest expense will be reduced. Exercise of the Warrants benefits the Company and its shareholders because, upon such exercise, the Company will receive the exercise price per share of Common Stock issued. If the Warrants (including Warrants granted to placement agents) are exercised in full at the initial exercise price, then the exercise proceeds to the Company would be approximately $4.1 million. Even if the shareholders approve Proposal 1, the decision to convert the Debentures or to exercise the Warrants will remain with the holders thereof, and such holders may determine not to convert the Debentures or exercise the Warrants for any reason.

Currently, 11,448,386 shares of Common Stock are issuable upon conversion of the Debentures and exercise of the Warrants (without regard to additional shares which may become issuable due to anti-dilution adjustments), which represents approximately 23% of the shares of Common Stock outstanding as of the Record Date. In addition, the terms of the Debentures regarding the Reset Price and the terms of the Debentures and Warrants regarding our option to make interest and/or redemption payments with shares of our Common Stock may cause an increase in the number of shares issuable upon conversion of the Debentures. Accordingly, assuming such shares of Common Stock are issued, such issuance represents a significant dilution of the voting interests of existing shareholders. The issuance of shares of Common Stock pursuant to the Debentures and the Warrants will also have a dilutive effect on earnings per share and may adversely affect the market price of the Common Stock.

The issuance of shares of Common Stock in connection with the Private Placement could have an anti-takeover effect because such issuance will make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of Common Stock upon conversion of the Debentures or exercise of the Warrants will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company. Proposal 1 is not part of a plan by the Board to adopt a series of anti-takeover measures. The Board does not have any knowledge of any effort by any person to accumulate the Company’s securities or obtain control of the Company by any means.

Effect of Failure to Obtain Shareholder Approval of Proposal 1

If the shareholders do not approve Proposal 1, then (i) the Debentures may not be converted into, and the Warrants may not be exercised for, shares of Common Stock in excess of 19.99% of the Common Stock issued and outstanding as of June 20, 2008, (ii) the Company will not enjoy the benefit of debt or interest expense reduction associated with the complete conversion of the Debentures, and (iii) the Company will not receive the exercise proceeds associated with the complete exercise of the Warrants. Furthermore, if the shareholders do not approve Proposal 1 at the Meeting, then the Board must continue to seek shareholder approval thereof at the Company’s expense.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board will be voted FOR Proposal 1 unless instructions to the contrary are given.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the June 30, 2008 with respect to, (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of June 30, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 47,683,888 shares of the Company’s common stock were issued and outstanding as of June 30, 2008.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent
5% Stockholders
The Hopkins Capital Group, LLC(1)	4,385,992	9.20%
709 The Hamptons Lane
St. Louis, MO 63017
Timothy D. Ryll(2)	4,163,926	8.73%
3608 N. Magnolia, #1N
Chicago, IL 60613
Pharmaceutical Product Development, Inc.(3)	4,270,323	8.96%
3151 South 17th Street
Wilmington, NC 28412

Named Executive Officers and Directors
Francis E. O’Donnell, Jr., M.D.(4)	7,851,136	16.46%
Steven R. Arikian, M.D.(5)	1,078,890	2.26%
Samuel S. Duffey, Esq.(6)	526,100	1.10%
Alan M. Pearce(7)	1,124,393	2.36%
David M. Schubert(8)	36,667	*
Edmund King(9)	23,333	*
William S. Poole(10)	13,333	*
Christopher C. Chapman	0	*
Executive Officers and Directors as Group (8 persons)	10,653,852	22.34%

**	Less than 1.0%
(1)	Voting and investment power over the shares held by The Hopkins Capital Group, LLC (“Hopkins”) is exercised by its manager, Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer.
(2)	Includes:
(a)	3,617,660 shares of common stock held by MOAB Investments, LP (“MOAB”) and 428,573 shares of our common stock held by MOAB-II Investments, LP (“MOAB-II” and, together with MOAB, the “MOAB Entities”) and
(b)	117,693 shares of common stock held by Timothy D. Ryll, as the Trustee of three different trusts (the “Timothy Ryll Trusts”). Mr. Timothy Ryll is the sole shareholder and sole director of MOAB Management Company, Inc., which is the sole general partner of each of the MOAB Entities. Mr. Timothy Ryll is the trustee of the Timothy Ryll Trusts. Mr. Timothy Ryll is the son of Dr. Dennis Ryll, one of our former directors. Dr. Dennis Ryll, a limited partner in each of the MOAB Entities, exercises no voting or investment power over any of our shares held by the MOAB Entities or the Timothy Ryll Trusts. Mr. Timothy Ryll exercises voting and investment power over the MOAB Entities and over the Timothy Ryll Trusts.
(3)	Pharmaceutical Product Development International Holdings, Inc., or PPD International, is a wholly owned subsidiary of Pharmaceutical Product Development, Inc. (“PPD”), a publicly held corporation. PPD exercises voting and investment control over PPD International.

(4)	Includes:
(a)	4,385,992 shares of common stock held by Hopkins Capital Groups, LLC, 412,892 shares of common stock and 2,175,000 warrants held by The Hopkins Capital Group II, LLC (“Hopkins II”) and 875,000 shares of common stock held by Hopkins Capital Partners, Inc. and
(b)	2,252 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of June 30, 2008.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as its manager.

(5)	Includes 128, 346 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of June 30, 2008.
(6)	Consists of 526,100 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of June 30, 2008.
(7)	Includes:
(a)	95,003 shares of common stock held by The Pearce Family Limited Partnership;
(b)	380,622 shares of common stock issuable pursuant to options held by Mr. Pearce that are currently exercisable or that are exercisable within 60 days of June 30, 2008; and
(c)	380,011 shares of common stock held jointly by Mr. Pearce and his wife.
As a general partner of The Pearce Family Limited Partnership, Mr. Pearce exercises voting and investment power over

The Pearce Family Limited Partnership.

(8)	Consists of 36,667 shares of common stock issuable pursuant to options held by Mr. Schubert that are currently exercisable or that are exercisable within 60 days of June 30, 2008.
(9)	Consists of 23,333 shares of common stock issuable pursuant to options held by Mr. King that are currently exercisable or that are exercisable within 60 days of June 30, 2008.
(10)	Consists of 6,666 shares of common stock issuable pursuant to options held by Mr. Poole that are currently exercisable or that are exercisable within 60 days of June 30, 2008.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have included in the Company’s proxy statement and presented at the 2009 annual meeting of shareholders (which is expected to be held on or about February 28, 2009) will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than September 28, 2008 (120 calendar days prior to the anniversary of the mailing date of the Proxy Statement for the Company’s 2008 Annual Meeting) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of shareholder proposals for the 2009 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these shareholder proposals for the 2009 annual meeting, the Company’s bylaws provide certain requirements for advance notification by shareholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a shareholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 120 days prior to the date of the meeting. These requirements are separate from and in addition to requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the Special Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

July 28, 2008

ACCENTIA

BIOPHARMACEUTICALS

324 SOUTH HYDE PARK AVENUE SUITE 350 TAMPA, FL 33606

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Accentia Biopharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accentia Biopharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ACCBI1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCENTIA BIOPHARMACEUTICALS, INC.

Vote On Proposal

For Against Abstain

1. Proposal to approve the potential issuance of shares of the Company’s common stock, par value $0.001 per share, exceeding 19.99% of the number of shares outstanding on June 17, 2008, upon the conversion of convertible debentures and the exercise of warrants issued in a private placement financing for the purpose of complying with a Securities Purchase Agreement, dated June 17, 2008, among the Company and the investors in the private placement and the rules governing the NASDAQ Capital Market.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournments thereof. If you wish to vote in accordance with our Board of Directors’ recommendations, just sign below. You need not mark any boxes.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ACCENTIA BIOPHARMACEUTICALS, INC. Special Meeting of Shareholders, August 26, 2008 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Accentia Biopharmaceuticals, Inc. hereby appoints Francis E. O’Donnell, Jr., James A. McNulty, and YiYi Lam, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and vote all shares of Accentia Biopharmaceuticals, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of Accentia Biopharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on August 26, 2008, at 11:30 a.m. local time, at 324 South Hyde Park Ave., Suite 350, Tampa, Florida, 33606, as indicated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 29, 2008, and effective as of June 30, 2008, Biovest International, Inc. (“Biovest”), the Company’s majority-owned subsidiary, entered into an agreement with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”) to extend the maturity date of the Promissory Notes with Pulaski (the “Pulaski Notes”) through September 30, 2008 (the “Extension”). In consideration for the Extension, Biovest agreed to reduce the principal balance of the Pulaski Notes by making a principal payment in the amount of $50,000 within sixty days and issuing to Pulaski 50,000 unregistered shares of Biovest’s Common Stock.

On July 31, 2008, Biovest entered into an agreement (the “Extension Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) and its affiliates, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and PSource Structured Debt Limited (collectively, the “Valens Funds”) to extend the maturity date of all Notes from Biovest to Laurus and the Valens Funds through July 31, 2009 (the “Maturity Date”). In addition, Laurus has agreed to eliminate the requirement that Biovest make any amortizing principal payments prior to the Maturity Date and to eliminate from the Notes the requirements for any future default payment. In consideration for the Extension, Biovest has agreed to pay to Laurus and the Valens Funds on July 31, 2009 or earlier if the principal of the Notes is paid earlier the aggregate sum of $4,404,328.55. In addition, the interest rate on the principal balance of the Notes was increased by 20% per annum, with the increased interest payable on the Maturity Date. Biovest has further agreed to use proceeds received from any future strategic arrangement to pay off or reduce the balance on the Notes, after provision for transaction costs, royalties, a twelve month operating reserve and a reserve for any product development or other requirement of the strategic partner as approved by Laurus. A copy of the Biovest 8-K describing these transactions is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: August 1, 2008

3

EXHIBIT INDEX

Exhibit Number	Description
10.1	Promissory Note dated as of June 30, 2008, between Biovest International, Inc. (“Biovest”) and Pulaski Bank and Trust Company. (“Pulaski”).

10.2	Promissory Note dated as of June 30, 2008, between Biovest and Pulaski.

10.3	Amendment Agreement dated July 31, 2008 between Biovest and Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC and PSource Structured Debt Limited.

10.4	Reaffirmation and Ratification Agreement dated July 31, 2008 between Biovest, Biovax, Inc., AutovaxID, Inc., Biolender LLC, Biolender II, LLC, Accentia Biopharmaceuticals, Inc. and Revimmune LLC and LV Administrative Services, Inc., as Agent, Laurus Master Fund, Ltd., Valens U.S. SPV I, LLC Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., PSource Structured Debt Limited

99.1	8-K filed by Biovest International, Inc on August 1, 2008 (File No. 000-11480)

4

EXHIBIT 10.1

PROMISSORY NOTE

Principal $600,000.00	Loan Date 06-30-2008	Maturity 09-30-2008	Loan No 600-7010984	Call / Coll	Account 1206	Officer 008	Initials

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item,

Any item above containing ***** has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC.	Lender:	PULASKI BANK
	324 South Hyde Park Avenue, Suite 350		12300 OLIVE BLVD
	Tampa, FL 33606		ST LOUIS, MO 53141

Principal Amount: $600,000.00                                                                                                           Date of Note: June 30, 2008

PROMISE TO PAY. BIOVEST INTERNATIONAL INC. (“Borrower”) promises to pay to PULASKI BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Six Hundred Thousand & 00/100 Dollars ($600,000.00), together with interest on the unpaid principal balance from June 30, 2008, until paid in full.

PAYMENT. Borrower will pay this loan in one principal payment of $600,000.00 plus interest on September 30, 2008. This payment due on September 30, 2008, will be for all principal and all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 30, 2008, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest: then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an Independent index which is the Wall Street Journal Prime Rate of Interest. This is the base rate on corporate loans posted by at least 75% of the nations largest banks (the “Index”). The Index is not necessarily the lowest rate changed by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute Index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 5.000% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate equal to the Index, rounded to the nearest percent, resulting in an Initial rate of 5.000% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may without penalty all or a portion of the amount owned earlier than it is due. Early payments will not, unless agreed to by lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrows will remain obligated to pay any further amount owned to lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “Payment in full” of the amount owned or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: PULASKI BANK, 12300 OLIVE BLVD, ST LOUIS, MO 63141.

LATE CHARGE. If a payment is more than 15 days late, Borrower will be charged 5.000% of the regularly scheduled payment or $5.00, whichever is loss.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 2,000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower falls to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or any Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by Judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender manias or a surety bond for the creditor or forfeiture proceeding. In an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the proceeding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity at, or liability under, any guaranty of the indebtness evidenced by this Note.

Change in Ownership. Any change in Ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender Believes the prospect of payment of performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonable practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect; this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court cases, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of

PROMISSORY NOTE
Loan No: 600-7010984	(Continued)	Page 2

the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the course of ST LOUIS County, State of Missouri.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone also and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

FINANCIAL STATEMENT REQUIREMENTS. Borrower Financial Statements and Tax Returns to be provided annually or at any other time as requested by Lender

Borrower further agrees to provide or cause to be provided to Lender, personal financial statements and personal tax returns for all Guarantors of any Promissory Note from Borrower to Lender

The above to be certified by Borrower’s as true and correct. Failure to provide above information within 120 days, shall be construed a term at default and subject to Lender’s remedies.

CONDITIONS OF NOTE RENEWAL AND ACCEPTANCE. Borrower acknowledges and agrees that this renewal note, as well as the renewal for the related note #600.7011175 from Borrower to Lender, will only be accepted by Lender subject to receipt of the following items:

By executing the Notes and presenting them to Lender, Borrower agrees that $50,000.00 will be paid down on the total debt of Borrower to Lender within 60 days of the date of Notes, and

50,000 unregistered shares of stock of Biovest International will be paid to Lender as the fee for the loan extinctions.

PRIOR NOTE. This note represents a renewal of a Promissory Note under the same loan number dated DECEMBER 31, 2007.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s hairs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER/S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ Steven Arikian
Steven Arikian, M.D., Chairman and CEO of
BIOVEST INTERNATIONAL INC.

EXHIBIT 10.2

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Coll/Coll	Account	Officer	Initials
$450,000.00	06-30-2008	09-30-2008	600-7011175		1206	008

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Borrower:	BIOVEST INTERNATIONAL INC.	Lender:	PULASKI BANK
	324 South Hyde Park Avenue, Suite 350		12300 OLIVE BLVD
	Tampa, FL 33606		ST LOUIS, MO 63141

Principal Amount: $450,000.00                                                                                                           Date of Note: June 30, 2008

PROMISE TO PAY, BIOVEST INTERNATIONAL INC. (“Borrower” ) promises to pay to PULASKI BANK (“Lander”) or order , in lawful money of the United States of America, the Principal amount of Four Hundred Fifty Thousand & 00/100 Dollars ($450,000,00), together with interest on the unpaid principal balance from June 30, 2008, until paid in full.

PAYMENT, Borrower will pay this loan in one principal payment of $450,000,00 plus Interest on September 30,2008. This payment due on September 30, 2008, will be for all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 30, 2008, with all subsequent Interest payments to be due on the same day of each moth after that. Unless otherwise agreed or required by applicable law, payment will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lander at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The Interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate of Interest. This is the base rate on corporate loan posted by at least 75% of the nation’s largest banks (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell the Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower Understand that Lender may make loans based on other rates as well. The Index currently is 5.000% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate to the Index, rounded to the nearest percent, resulting in on initial rate of 5.000% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All Interest payable under this Note is computed using this method.

PREPAYMENT, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrowers obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payment marked “paid in full”,” without resources”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owned to Lender. All written communications concerning disputed amounts, Including any check or other payment instrument that indicates that the payment constitute “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: PULASKI BANK, 12300 OLIVE BLVD.ST LOUIS, MO 63141.

LATE CHARGE. If a payment is more than 15 days late, Borrower will be charged 5.000% of the regularly scheduled payment or $5.00, whichever is less.

INTEREST AFTER DEFAULT. Upon default, Including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided In this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin been no default. However, in no event will the interest rate exceed the maximum Interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Default. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default In Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Credit or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the proceeding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If Not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of

PROMISSORY NOTE
Loan No: 600-7011175	(Continued)	Page 2

the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of ST. LOUIS County, State of Missouri.

DISHONORED ITEM FEE, Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by application law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

FINANCIAL STATEMENT REQUIREMENTS. Borrower Financial Statements and Tax Returns to be provided annually or at any other time as requested by Lender.

Borrower further agrees to provide or cause to be provided to Lender, personal financial statements and personal tax returns for all Guarantors of any Promissory Note from Borrower to Lender.

The above to be certified by Borrower’s as true and correct. Failure to provide above information within 120 days, shall be construed a term of default and subject to Lender’s remedies.

CONDITIONS OF NOTE RENEWAL AND ACCEPTANCE. Borrower acknowledges and agrees that this renewal note, as well as the renewal for the related note #000-7010984 from Borrower to Lender, will only be accepted by Lender subject to receipt of the following items:

By executing the Notes and presenting them to Lender, Borrower agrees that $50,000.00 will be paid down on the total debt of Borrower to Lender within 60 days of the date of Notes, and

50,000 unregistered sheers of stock of Biovest international will be paid to Lender as the fee for the loan extensions.

PRIOR NOTE . This note represents a renewal of a promissory Note under the same loan number dated DECEMBER 31, 2007.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this note without losing them. Borrower and any other person who signs guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who sings this Note, whether as maker , guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligation under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT . TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT. ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS, BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:
BIOVEST INTERNATIONAL INC.

By:	/s/ Steven Arikian
Steven Arikian Chairman and CEO of BIOVEST INTERNATIONAL INC.

EXHIBIT 10.3

LAURUS MASTER FUND, LTD.

VALENS OFFSHORE SPV I, LTD.

VALENS OFFSHORE SPV II, CORP.

VALENS U.S. SPV I, LLC

PSOURCE STRUCTURED DEBT LIMITED

c/o Valens Capital Management, LLC

and Laurus Capital Management, LLC

335 Madison Avenue, 10th Floor

New York, New York 10017

July 31, 2008

Biovest International, Inc.

377 Plantation Street

Worcester, MA 01605

Attn:    Chief Financial Officer

Re:	Amendment Agreement

Ladies and Gentlemen:

Reference is made to (a) that certain Note and Warrant Purchase Agreement dated as of March 31, 2006 (as amended, supplemented, restated or modified from time to time, the “March 2006 Laurus Purchase Agreement”) by and between Laurus Master Fund, Ltd. (“Laurus”) and Biovest International, Inc. (“Biovest”); (b) that certain Secured Promissory Note dated March 31, 2006 (as amended, supplemented, restated or modified from time to time, the “ Laurus March 2006 Note”) in the original principal amount of $7,799,000 issued by Biovest in favor of Laurus; (c) the Related Agreements (as defined in the March 2006 Laurus Purchase Agreement); (d) that certain Note Purchase Agreement dated as of October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “October 2007 Valens US Purchase Agreement”) by and between Valens U.S. SPV I, LLC (“Valens US”) and Biovest; (e) that certain Secured Promissory Note dated October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens US October 2007 Note”) in the original principal amount of $245,000 issued by Biovest in favor of Valens US; (f) the Related Agreements (as defined in the October 2007 Valens US Purchase Agreement); (g) that certain Note Purchase Agreement dated as of October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “October 2007 Valens Offshore II Purchase Agreement”) by and between Valens Offshore SPV II, Corp. (“Valens Offshore II”) and Biovest; (h) that certain Secured Promissory Note dated October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens Offshore II October 2007 Note”) in the original principal amount of $255,000 issued by Biovest in favor of Valens Offshore II; (i) the Related Agreements (as defined in the October 2007 Valens Offshore II Purchase Agreement); (j) that certain Note Purchase Agreement dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “December 2007 Valens US Purchase Agreement”) by and between Valens US and Biovest; (k) that certain Secured Promissory Note dated December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens US December 2007 Note”) in the original principal amount of $4,900,000 issued by Biovest in favor of Valens US; (l) the Related Agreements (as defined in the December 2007 Valens US Purchase Agreement); (m) that certain Note Purchase Agreement dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “December 2007 Valens Offshore II Purchase Agreement”) by and between Valens Offshore II and Biovest; (n) that certain Secured Promissory Note dated December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens Offshore II December 2007 Note”, and collectively with the Laurus March 2006 Note, the Valens US October 2007 Note, the Valens Offshore II October 2007 Note, the Valens US December 2007 Note and the Valens Offshore II December 2007 Note, the “Existing Notes”) in the original principal amount of $3,600,000 issued by Biovest in favor of Valens Offshore II; and (o) the Related Agreements (as defined in the December 2007 Valens Offshore II Purchase Agreement) (the documents, instruments and agreements identified in clauses (a) through (o), collectively, the “Documents”). Pursuant to one or more instruments of assignment, Laurus, Valens US and Valens Offshore II have, from time to time, assigned some or all of their respective rights, title and interest in certain of the Documents and all collateral security therefor to Valens Offshore I, Ltd (“Valens Offshore I”) and PSource Structured Debt Limited (“PSource”, and together with Laurus, Valens US, Valens Offshore I and Valens Offshore II, collectively, the “Creditor Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Existing Notes, as applicable.

Biovest has requested that the Creditor Parties (i) extend the Maturity Date of each of the Existing Notes to July 31, 2009 and (ii) eliminate the requirement that Biovest make amortizing monthly payments of principal with respect to the Laurus March 2006 Note, and the Creditor Parties are willing to do so on the terms and conditions hereinafter set forth.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biovest and the Creditor Parties hereby agree to, and acknowledge, the following:

The Maturity Date under each of the Existing Notes is hereby extended to July 31, 2009.

Section 1.4 of the Laurus March 2006 Note is deleted and replaced in its entirety with the following:

“Principal Repayment. The entire outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.”

Section 1.1 of each of the Laurus March 2006 Note, the Valens US December 2007 Note and the Valens Offshore II December 2007 Note is deleted and replaced in its entirety with the following:

“Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to thirty percent (30%) per annum (the “Contract Rate”). Interest shall be calculated on the basis of a 360 day year. Interest in the amount of ten percent

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(10%) per annum on the Principal Amount shall be payable monthly, in arrears, commencing on September 1, 2008, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise. Interest in the amount of twenty percent (20%) per annum on the Principal Amount shall accrue and shall be payable on the Maturity Date, whether by acceleration or otherwise, and as part of any prepayment of the Principal Amount required pursuant to the terms hereof or in any Related Agreement.

Section 3.3 of each of the Existing Notes is deleted and replaced in its entirety with the following:

“Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Purchase Agreement and the other Related Agreements and all obligations and liabilities of the Company under the Purchase Agreement and the other Related Agreements, to require the Company to make a Default Payment (“Default Payment”). The Default Payment shall equal 100% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. For clarification, the Default Payment shall not result in a premium above the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Purchase Agreement, and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.”

In consideration of the Creditor Parties’ agreement to the transactions contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biovest hereby agrees to pay to the Creditor Parties the aggregate sum of $4,404,328.55 (the “Payment”) with respect to the outstanding principal amount evidenced by the Laurus March 2006 Note, the Valens US December 2007 Note and the Valens Offshore II December 2007 Note. The Payment shall be deemed fully earned on the date hereof and shall be paid ratably to the holders of the Laurus March 2006 Note, the Valens US December 2007 Note and the Valens Offshore II December 2007 Note at such time as Biovest is required to repay any or all of the outstanding principal balance evidenced by the Laurus March 2006 Note, the Valens US December 2007 Note and/or the Valens Offshore II December 2007 Note in accordance with the terms of the Documents, as amended hereby, whether at the Maturity Date (as defined in the Laurus March 2006 Note, the Valens US December 2007 Note and the Valens Offshore II December 2007 Note), upon acceleration, prepayment or otherwise.

Biovest has informed the Creditor Parties that it, and/or one or more of its subsidiaries, may enter into a licensing arrangement or other arrangement with a third party (each, a “Third Party Arrangement”) to provide for the manufacture, distribution, sale and/or commercialization

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of its proprietary product, BiovaxID, and in consideration of the Creditor Parties’ agreement to the transactions contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biovest hereby agrees that it shall, and shall cause each of its applicable subsidiaries to, (i) provide the Creditor Parties with not less than five (5) Business Days prior written notice of its intention to enter into any such Third Party Arrangement and shall provide the Creditor Parties with such information concerning such Third Party Arrangement as the Creditor Parties reasonably request, (ii) immediately prepay the Existing Notes with the proceeds of all up-front licensing fees and other amounts (net of contractually required royalties and expenses approved by the Creditor Parties in their reasonable discretion) paid by such third party in connection with the parties entering into such Third Party Arrangement, less certain amounts requested by Biovest, and approved by the Creditor Parties in their reasonable discretion, for working capital necessary for Biovest and its Subsidiaries over the immediately following twelve (12) month period including amounts necessary for activities required by such Third Party Arrangement, all as demonstrated to the Creditor Parties by written projections in form and substance acceptable to Creditor Parties and (iii) within one (1) Business Day of entering into such Third Party Arrangement, provide Creditor Parties with true and correct copies of all fully executed documentation relating to such Third Party Arrangement and such evidence of the amount of all licensing fees and other consideration paid or payable by the applicable third party in connection with such Third Party Arrangement as is reasonably requested by the Creditor Parties. All amounts so prepaid may be applied to the Obligations by the Creditor Parties in such manner as the Creditor Parties may elect in their sole discretion. Nothing contained herein shall constitute Creditor Parties’ consent to any Third Party Arrangement which would otherwise be prohibited by the terms of any of the Documents. It is understood that after all Obligations (as defined in the Documents) have been indefeasibly satisfied in full, Creditor Parties shall thereafter no longer by entitled to receive any additional proceeds otherwise required to be paid to Creditor Parties pursuant to this paragraph, it being further understood that nothing contained herein shall constitute a waiver of, or otherwise be deemed to modify, any Creditor Party’s rights to receive royalties or any other sums payable to any Creditor Party pursuant to the terms of any other agreement, document or instrument between Biovest and/or any of its subsidiaries or affiliates, on the one hand, and any Creditor Party, on the other hand.

This letter agreement shall become effective upon execution by each of the Creditor Parties and receipt by the Creditor Parties of (a) a copy of this letter agreement duly executed by Biovest, (b) a Reaffirmation and Ratification Agreement (the “Reaffirmation Agreement”) in form and substance satisfactory to the Creditor Parties duly executed by Biovest, Biovax, Inc., Autovaxid, Inc., Biolender LLC, Biolender II, LLC, Revimmune LLC and Accentia Biopharmaceuticals, Inc. (collectively, the “Reaffirming Guarantors”) and (c) certified copies of (i) resolutions of the board of directors of Biovest authorizing Biovest to enter into this letter agreement and all other documents, instruments and agreements required by the Creditor Parties in connection herewith and (ii) resolutions of the board of directors, managers and/or members of each Reaffirming Guarantor authorizing them to enter into the Reaffirmation Agreement.

The Creditor Parties and Biovest agree that, as of the date hereof, the outstanding principal balance of the Existing Notes are as follows:

Laurus March 2006 Note— principal balance of $5,681,095.16;

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Valens US October 2007 Note— principal balance of $245,000;

Valens Off Shore II October 2007 Note— principal balance of $255,000;

Valens US December 2007 Note— principal balance of $4,900,000;

Valens Off Shore II December 2007 Note— principal balance of $3,600,000;

Total principal balance of all Existing Notes—principal balance of $14,681,095.16

Except as specifically amended herein, the Documents and all other documents, instruments and agreements entered into in connection therewith (the “Other Documents”) shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy, nor constitute a waiver of any provision of any Document or any of the Other Documents. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

Biovest shall pay all of the Creditor Parties’ out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel, in connection with (x) the preparation, execution and delivery of this letter agreement and all instruments, documents and agreements related hereto, and (y) in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this letter agreement and/or any instrument, document or agreement related hereto. Biovest shall also pay all of the Creditor Parties’ reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this letter agreement or any instrument, document and/or agreement related hereto and (b) the Creditor Parties’ obtaining performance of the obligations under this letter agreement and any instrument, document and/or agreement related hereto. All such costs and expenses shall be payable on demand and shall be secured by the Collateral (as defined in the Documents).

From and after the execution and delivery hereof by the parties hereto, this letter shall constitute a Related Agreement for all purposes of the Documents. Biovest’s failure to timely perform any of its obligations hereunder shall constitute a default and any Event of Default under each of the Documents.

[Remainder of Page Intentionally Left Blank]

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This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.

By:	Laurus Capital Management, LLC,
its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS U.S. SPV I, LLC

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS OFFSHORE SPV I, LTD.

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS OFFSHORE SPV II, CORP.

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

PSOURCE STRUCTURED DEBT LIMITED

		By:	/s/ Soondra Appavoo
		Name:	Soondra Appavoo
		Title:	Authorized Signatory

CONSENTED AND AGREED TO:

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

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EXHIBIT 10.4

REAFFIRMATION AND RATIFICATION AGREEMENT

July 31, 2008

LV Administrative Services, Inc., as Agent

Laurus Master Fund, Ltd.

Valens U.S. SPV I, LLC

Valens Offshore SPV I, Ltd.

Valens Offshore SPV II, Corp.

PSource Structured Debt Limited

c/o Valens Capital Management, LLC

and Laurus Capital Management, LLC

355 Madison Avenue

New York, New York 10017

Ladies and Gentlemen:

Reference is made to (a) that certain Note and Warrant Purchase Agreement dated as of March 31, 2006 (as amended, supplemented, restated or modified from time to time, the “March 2006 Laurus Purchase Agreement”) by and between Laurus Master Fund, Ltd. (“Laurus”) and Biovest International, Inc. (“Biovest”); (b) that certain Secured Promissory Note dated March 31, 2006 (as amended, supplemented, restated or modified from time to time, the “ Laurus March 2006 Note”) in the original principal amount of $7,799,000 issued by Biovest in favor of Laurus; (c) the Related Agreements (as defined in the March 2006 Laurus Purchase Agreement); (d) that certain Note Purchase Agreement dated as of October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “October 2007 Valens US Purchase Agreement”) by and between Valens U.S. SPV I, LLC (“Valens US”) and Biovest; (e) that certain Secured Promissory Note dated October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens US October 2007 Note”) in the original principal amount of $245,000 issued by Biovest in favor of Valens US; (f) the Related Agreements (as defined in the October 2007 Valens US Purchase Agreement); (g) that certain Note Purchase Agreement dated as of October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “October 2007 Valens Offshore II Purchase Agreement”) by and between Valens Offshore SPV II, Corp. (“Valens Offshore II”) and Biovest; (h) that certain Secured Promissory Note dated October 30, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens Offshore II October 2007 Note”) in the original principal amount of $255,000 issued by Biovest in favor of Valens Offshore II; (i) the Related Agreements (as defined in the October 2007 Valens Offshore II Purchase Agreement); (j) that certain Note Purchase Agreement dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “December 2007 Valens US Purchase Agreement”) by and between Valens US and Biovest; (k) that certain Secured Promissory Note dated December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens US December 2007 Note”) in the original principal amount of $4,900,000 issued by Biovest in favor of Valens US; (l) the Related Agreements (as defined in the December 2007 Valens US Purchase Agreement); (m) that certain Note Purchase Agreement dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “December 2007 Valens Offshore II Purchase Agreement”)

by and between Valens Offshore II and Biovest; (n) that certain Secured Promissory Note dated December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Valens Offshore II December 2007 Note”, and collectively with the Laurus March 2006 Note, the Valens US October 2007 Note, the Valens Offshore II October 2007 Note, the Valens US December 2007 Note and the Valens Offshore II December 2007 Note, the “Existing Notes”) in the original principal amount of $3,600,000 issued by Biovest in favor of Valens Offshore II; (o) the Related Agreements (as defined in the December 2007 Valens Offshore II Purchase Agreement); (p) that certain Guaranty dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Subsidiary Guaranty”) by Biovax, Inc., a Florida corporation (“Biovax”), AutovaxID, Inc., a Florida corporation (“AutovaxID”), Biolender, LLC, a Delaware limited liability company (“Biolender I”) and Biolender II, LLC, a Delaware limited liability company (“Biolender II”; and together with Biovax, AutovaxID and Biolender I, collectively, the “Subsidiary Guarantors”) in favor of LV Administrative Services, Inc., as agent (the “Agent”), Valens US and Valens Offshore II; (q) that certain Guaranty dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Parent Guaranty”) by Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Parent Guarantor”), in favor of Agent, Valens US and Valens Offshore II; (r) that certain Limited Guaranty dated as of January 31, 2008 (as amended, supplemented, restated or modified from time to time, the “Limited Guaranty”) by Revimmune LLC (“Limited Guarantor”; and together with Subsidiary Guarantors and Parent Guarantor, collectively, the “Guarantors”) in favor of Agent, Valens US and Valens Offshore II and (s) that certain Master Security Agreement dated as of December 10, 2007 (as amended, supplemented, restated or modified from time to time, the “Master Security Agreement”) among Biovest, Subsidiary Guarantors and Agent (the documents identified in clauses (a) through (s), collectively, the “Existing Loan Agreements”). Pursuant to one or more instruments of assignment, Laurus, Valens US and Valens Offshore II have, from time to time, assigned some or all of their respective rights, title and interest in certain of the Existing Loan Agreements and all collateral security therefor to Valens Offshore I, Ltd (“Valens Offshore I”) and PSource Structured Debt Limited (“PSource”, and together with Laurus, Valens US, Valens Offshore I and Valens Offshore II, collectively, the “Creditor Parties”).

To induce the Creditor Parties to enter into that certain letter agreement, dated as of the dated hereof, among Biovest and the Creditor Parties (as amended, modified or supplemented from time to time, the “Amendment”), amending, among other things, the maturity dates of the Existing Notes and the amortization schedules of certain of the Existing Notes, Biovest and each Guarantor hereby:

a. represents and warrants to Agent and each Creditor Party that it has reviewed and approved the terms and provisions of the Amendment and the documents, instruments and agreements entered into in connection therewith;

b. acknowledges, ratifies and confirms that all of the terms, conditions, representations and covenants contained in each of the Existing Loan Agreements are in full force and effect and shall remain in full force and effect after giving effect to the execution and effectiveness of the Amendment;

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c. represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to any of the undersigned’s obligations under any Existing Loan Agreements;

d. acknowledges, ratifies and confirms: (i) the grant by Biovest and each Subsidiary Guarantor to Agent and each Creditor Party of a security interest in the assets of (including the equity interests owned by) Biovest and each Subsidiary Guarantor, respectively, as more specifically set forth in the Existing Loan Agreements, as applicable (the “Security Interest Grants”), (ii) that the Security Interest Grants secure all the Obligations (as defined in the Existing Loan Agreements), including, without limitation, all obligations owing under and in respect of the Amendment and the Additional Interest Notes (as defined in the Amendment), and (iii) to the extent not otherwise granted under the Existing Loan Agreements, Biovest and each Subsidiary Guarantor hereby assigns, pledges and grants to Agent and each Creditor Party a continuing security interest in all Collateral (as defined in the Existing Loan Agreements), whether now owned or existing or hereafter acquired or arising and where-so-ever located to secure all the Obligations (as defined in the Existing Loan Agreements), including, without limitation, all obligations owing under and in respect of the Amendment, the Additional Interest Notes (as defined in the Amendment) and all instruments documents and agreements executed in connection therewith;

e. acknowledges and confirms that a breach by Biovest under the Amendment shall constitute an Event of Default under the Existing Loan Agreements; and

f. releases, remises, acquits and forever discharges Agent and each Creditor Party and Agent’s and each Creditor Party’s employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties in any way directly or indirectly arising out of or in any way connected to this Reaffirmation and Ratification Agreement, the Existing Loan Agreements, the Amendment, the Additional Interest Notes (as defined in the Amendment) and any other document, instrument or agreement made by the undersigned in favor of Agent or any Creditor Party, in each case arising prior to and including the date of execution hereof.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Reaffirmation and Ratification Agreement on the date first written above.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

BIOVAX, INC., as a Subsidiary Guarantor

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

AUTOVAXID, INC., as a Subsidiary Guarantor

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

BIOLENDER, LLC, as a Subsidiary Guarantor

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO of Biovest International, Inc. - Sole Member

BIOLENDER II, LLC, as a Subsidiary Guarantor

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO of Biovest International, Inc. - Sole Member

ACCENTIA BIOPHARMACEUTICALS, INC., as Parent Guarantor

		By:	/s/ James A. McNulty
		Name:	James A. McNulty, CPA
		Title:	Secretary/Treasurer

REVIMMUNE LLC, as Limited Guarantor

		By:	/s/ Francis E. O’Donnell, Jr.
		Name:	Francis E. O’Donnell, Jr., M.D.
		Title:	Manager

Acknowledged and Agreed to by:

LV ADMINISTRATIVE SERVICES, INC., as Agent

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS OFFSHORE SPV II, CORP.

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS OFFSHORE SPV I, LTD.

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS U.S. SPV I, LLC

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

PSOURCE STRUCTURED DEBT LIMITED

By:	/s/ Soondra Apparoo
Name:	Soondra Apparoo
Title:	Authorized Signatory

LAURUS MASTER FUND, LTD.

By:	Laurus Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

BIOVEST INTERNATIONAL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-11480	41-1412084
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (508) 793-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2008, and effective as of June 30, 2008, Biovest International, Inc. (the “Company”) entered into an agreement with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”) to extend the maturity date of the Promissory Notes with Pulaski (the “Pulaski Notes”) through September 30, 2008 (the “Extension”). In consideration for the Extension, the Company agreed to reduce the principal balance of the Pulaski Notes by making a principal payment in the amount of $50,000 within sixty days and issuing to Pulaski 50,000 shares of the Company’s unregistered Common Stock. Copies of the extended Pulaski Notes are attached as Exhibits hereto.

On July 31, 2008, the Company entered into an agreement (the “Extension Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) and its affiliates, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and PSource Structured Debt Limited (collectively, the “Valens Funds”) to extend the maturity date of all Notes from the Company to Laurus and the Valens Funds through July 31, 2009 (the “Maturity Date”). In addition, Laurus has agreed to eliminate the requirement that the Company make any amortizing principal payments prior to the Maturity Date and to eliminate from the Notes the requirements for future default payment. In consideration for the Extension, the Company has agreed to pay to Laurus and the Valens Funds on July 31, 2009 or earlier if the principal of the Notes is paid earlier the aggregate sum of $4,404,328.55. In addition, the interest rate on the principal balance of the Notes was increased by 20% per annum, with the increased interest payable on the Maturity Date. The Company has further agreed to use proceeds received from any future strategic arrangement to pay off or reduce the balance on the Notes, after provision for transaction costs, royalties, a twelve month operating reserve and a reserve for any product development or other requirement of the strategic partner as approved by Laurus. Copies of the Extension Agreement documents are attached as Exhibits hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Alan M. Pearce
Alan M. Pearce
Chief Financial Officer

Date: August 1, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Promissory Note dated as of June 30, 2008, between Biovest International, Inc. (“Biovest”) and Pulaski Bank and Trust Company. (“Pulaski”).

10.2	Promissory Note dated as of June 30, 2008, between Biovest and Pulaski.

10.3	Amendment Agreement dated July 31, 2008 between Biovest and Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC and PSource Structured Debt Limited.

10.4	Reaffirmation and Ratification Agreement dated July 31, 2008 between Biovest, Biovax, Inc., AutovaxID, Inc., Biolender LLC, Biolender II, LLC, Accentia Biopharmaceuticals, Inc. and Revimmune LLC and LV Administrative Services, Inc., as Agent, Laurus Master Fund, Ltd., Valens U.S. SPV I, LLC Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., PSource Structured Debt Limited